Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - President and CEO
Rick Vilsoet Dycom Industries, Inc. - General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO
Tim Estes Dycom Industries, Inc. - COO

CONFERENCE CALL PARTICIPANTS
Matt Duncan Stephens Inc. - Analyst
Tahira Afzal KeyBanc Capital Markets, Inc. - Analyst
Adam Thalhimer Thompson Davis & Co., Inc - Analyst
Alex Rygiel FBR Capital Markets & Co.- Analyst
Bill Newby D.A. Davidson & Co. - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Tom Bishop BI Research - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst
Jennifer Fritzsche Wells Fargo Securities, LLC - Analyst
Fran Okoniewski Friess Associates - Analyst
Matt Berg Black and White Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. (Operator Instructions) As a reminder, today’s call is being recorded. I will turn the conference over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you, John. Good morning, everyone. I would like to thank you for attending this conference call to review our first-quarter fiscal 2017 results.

During the call we will be referring to a slide presentation which can be found on our website’s Investor Relations page under the heading Events and Presentations, Investor Calendar. Relevant slides will be identified by number throughout our presentation. Going to slide 3. Today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel.

Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve. Except for historical information, the statements made by Company management during this call may be forward looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements, including those relating to the Company’s outlook, are based on management’s current expectations, estimates and projections and involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended July 30, 2016, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Rick. Now moving to slide 4 and a review of our first-quarter results. As you review our results, please note that we have presented in our release and comments certain revenue amounts excluding revenues from businesses acquired during the first and fourth quarter of fiscal 2016, Adjusted EBITDA, Adjusted net income and Adjusted diluted earnings per share, all of which are non-GAAP financial measures.

See slides 13 through 19 for a reconciliation of non-GAAP measures to GAAP measures. Before we review the first quarter’s results, please note the following. As discussed in our release, we have adjusted our outlook for the operations of Goodman Networks that we acquired in July. Although we are currently performing and receiving work in all of the service territories acquired and expect to continue to do so, activity levels have been below our previous expectations. Accordingly, for the next several quarters we now project revenue of approximately $10 million per quarter. This adjustment has impacted our estimate of contract backlog, resulting in a reduction of total backlog of $211 million of which $49 million was previously expected to be completed over the next 12 months. We do not expect to separately provide any further updates regarding these acquired operations. After giving effect to the net present value of the tax benefits of this acquisition, as well as the modeled working capital no longer required at lower levels of activity, we calculate our total expected economic investment to be approximately $65 million, or roughly 60% of our disclosed purchase price.

In addition, since we reported our last quarter, a customer, whose identity we have not disclosed at their request, modified their plans. Accordingly, we have reduced our expected revenue for the remainder of fiscal 2017 by approximately $80 million as well as reducing the total contract backlog associated with one project for this customer by $413 million. The total remaining backlog associated with other projects for this customer represents less than 2.5% of our total reported backlog at the end of the first quarter.

With those developments out of the way, we will now review a strong quarter. Revenue increased significantly year over year to $799.2 million, an increase of 21.2%. Organic revenue grew 18.0%.

This quarter reflected a broad increase in demand from several key customers as we deployed one gigabit wireline networks, grew core market share, and services for wireless carriers surged. Gross margins were in line year over year as a percentage of revenue reflecting solid operating performance. Several large programs accelerated and a number of new contracts commenced meaningful activity. General and administrative expenses improved year over year, decreasing 27 basis points.

All of these factors produced Adjusted EBITDA of $129.2 million, or 16.2% of revenue and Adjusted diluted earnings per share of $1.67, compared to $1.24 in the year-ago quarter. Liquidity was strong as cash and availability under our credit facility was $346.1 million at the end of the quarter. We are currently authorized to repurchase up to $100 million of shares over the next 11 months.

Going to slide 5. Today, a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth enabling one-gigabit speeds to individual consumers. Two industry participants have articulated plans to deploy multi-gigabit speeds, while others are preparing to do so. These industry developments have produced opportunities across a broad array of our existing customers, which in aggregate are without precedent for the industry in our experience. These opportunities are currently expanding.

We are providing program management, engineering and design, aerial and underground construction and fulfillment services for one-gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers. Revenues and opportunities driven by this industry standard continued to grow meaningfully during the first quarter of fiscal 2017. Customers are continuing to reveal with more specificity, new multi-year initiatives that are being planned and managed on a market-by-market basis. Our calendar 2016 performance has clearly demonstrated that a massive wireline network investment cycle of unprecedented scale is underway.

As we look out over the intermediate term, we are increasingly encouraged that newly emerging wireless technologies will drive significant additional wireline growth opportunities. It is likely that several recent projects are but harbingers of the complementary wireline investment cycle that will be required to facilitate the decades’ long deployment of fully-converged wireless-wireline networks.

Finally, we remain confident that our competitively unparalleled scale and market share as well as our financial strength position us well to deliver valuable service to our customers and robust returns for our shareholders.
Now moving to slide 6. During the quarter, we experienced the effects of a strong overall industry environment, organic revenue grew 18.0%. Our top-five customers combined produced 74.9% of revenue, increasing 39.5% organically, while all other customers decreased 18.0% organically. Of note, this quarter marks the eighth consecutive quarter of double-digit organic growth.

AT&T was our largest customer at 29.0% of total revenue or $231.9 million. AT&T grew 72.4% organically year over year. Growth in wireline services was accompanied by strong growth in wireless services. Revenue from CenturyLink was $125.6 million or 15.7% of revenue. CenturyLink was our second largest customer and grew organically 12.0%. Revenue from

Comcast was $120.8 million or 15.1% of revenue and grew organically 52.3%. Comcast was our third largest customer. Verizon was Dycom’s fourth largest customer for the quarter at 9.3% of revenue or $74.4 million. Verizon grew organically 16.2%. And finally, revenue from Windstream was $46.0 million or 5.8% of revenue. Windstream was our fifth largest customer and grew organically 7.5%.

We are particularly pleased that we have continued to gain share and expand our geographic reach. In fact, over the last eight quarters we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of one-gigabit networks as those deployments dramatically increase the amount of outside plant network that must be maintained and as customers increasingly require their maintenance providers to be of substantial scale.

Going to slide 7. Backlog at the end of the first quarter was $5.203 billion versus $6.031 billion at the end of the fourth quarter of 2016, a decrease of approximately $827 million. Of this backlog, approximately $2.208 billion is expected to be completed in the next 12 months. Both backlog calculations reflect the developments discussed at the beginning of this presentation.

Outside of those developments, we continue to book new work and renew existing work. We continue to anticipate substantial future opportunities across a broad array of our customers. From Comcast we received a construction services agreement in California. For AT&T, we extended engineering services agreements in Illinois, Indiana and Georgia. For CenturyLink, we secured construction and maintenance service agreements in Virginia, Tennessee, North Carolina and Florida. And finally, from various customers we received rural broadband projects in North Dakota, Kentucky, Oklahoma and Arkansas.

Headcount increased during the quarter to 13,204. Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve. And good morning, everyone. Going to slide 8. Contract revenues for Q1-17, were $799.2 million and organic revenue grew 18.0%, reflecting solid growth from many of our top customers. Acquired businesses contributed $56.6 million of revenue in the current period.

Adjusted EBITDA increased to $129.2 million or 16.2% of revenue, compared to $105.7 million or 16.0% of revenue in the year-ago period. Gross margins were in line year over year and reflected costs to increase the scale of operations to support our projected growth with several of our top customers. G&A of 7.5% of revenue, decreased 27 basis points from Q1 2016 from improved performance and operating leverage on our increased scale. Non-GAAP Adjusted diluted EPS was $1.67 per share, compared to EPS of $1.24 in Q1 2016.

Now moving to slide 9. Our balance sheet and financial profile continue to reflect the strength of our business and provides us the ability to invest for growth. We ended the quarter with $68 million drawn on the revolver of our senior credit facility and $346.3 million outstanding of term loans.

Our liquidity is robust and exceeded $346 million at the end of the quarter, consisting of availability from our credit facility and cash on hand. Operating cash flows used $41.6 million during Q1 2017, compared to the use of $28.9 million during Q1-16, reflecting normal fiscal payment patterns for annual performance compensation and other costs.

The Q1-17 combined DSOs of accounts receivable and costs in excess of billings net were at 91 days. Compared to Q4-16, there was a sequential increase in DSOs for costs in excess of billings that resulted from a notable increase in the volumes of activity and the related revenue from several of our top customers in the latter half of Q1-17.

Capital expenditures made to facilitate our growth and maintain our fleet were $37.8 million during Q1-17, net of disposal proceeds, and gross CapEx was $40.1 million. In summary, we continue to maintain a strong balance sheet and ample liquidity enabling us to effectively invest in growth opportunities which are generating solid returns.

Now going to our outlook on slide 10. For Q2 of 2017, our outlook contemplates normal winter weather and we currently expect revenues which range from $640 million to $670 million. We expect a broad range of demand from several large customers, robust one-gigabit deployments, cable capacity projects accelerating, CAF-II firmly underway and core market share growth. This outlook includes an expectation of approximately $10 million of revenue from businesses acquired during the fourth quarter of fiscal 2016. For organic growth calculations, there were no acquired revenues in Q2-16.

Each year our second-quarter results decline sequentially from our first quarter due to seasonality. Our second-quarter results are impacted by inclement winter weather, fewer available workdays due to the holidays, reduced daylight work hours and the restart of calendar payroll taxes.

For Q2-17, the gross margin percent is expected to increase compared to Q2-16, reflecting a solid mix of customer growth opportunities. Total G&A costs as a percent of revenue are expected to increase compared to Q2-16 and include $5.3 million of share-based compensation, compared to $4.2 million in the year-ago quarter.

Depreciation and amortization is expected to range from $35.6 million to $36.3 million and includes amortization of $6.1 million. Adjusted interest expense of approximately $4.8 million will include the cash coupon on our convertible notes, interest on our credit facility, amortization of debt issuance costs and other interest. Adjusted interest expense excludes $4.4 million of interest for non-cash amortization of the debt discount.

Other income net is expected to range from $600,000 to $1.1 million and is net of a discount fee associated with the anticipated collection of accounts receivable from a customer-sponsored vendor payment program.

We expect our effective tax rate to be approximately 37.5 % or slightly lower during fiscal 2017. These factors are expected to generate an Adjusted EBITDA margin percent which increases from the Q2-16 result and non-GAAP earnings which are currently expected to range from $0.61 to $0.73 per diluted share. This range of non-GAAP earnings per share excludes the non-cash amortization of the debt discount on our senior convertible notes. We expect approximately 32.3 million diluted shares during Q2-17, with shares gradually increasing in subsequent quarters.

Now going to slide 11. Looking ahead to Q3 of fiscal 2017, our outlook reflects normal winter weather and we currently expect total revenue growth percent of mid- to high-single digits as a percentage of revenue compared to Q3 2016. We expect a continuation in Q3-17 of the growth drivers evident in Q2 2017. Our outlook includes an expectation of revenue of approximately $10 million in Q3-17 from businesses acquired in the fourth-quarter fiscal 2016. For organic growth calculations, there were no acquired revenues in Q3-16.

We expect gross margins to increase over the Q3-16 result. G&A expense is expected to decrease as a percentage of revenue year over year, non-cash stock-based compensation is expected to be approximately $4.9 million and the Adjusted EBITDA margin percent is currently expected to increase from Q3-16.

Other factors influencing results include depreciation and amortization, which is expected to range from $36.0 million to $36.7 million, Adjusted interest expense is expected to be approximately $4.8 million, excluding $4.4 million of interest in Q3-17 from the non-cash amortization of the debt discount and other income net is expected to range from $2.6 million to $3.2 million. Now I’ll turn the call back over to Steve.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Drew. Moving to slide 12. Within a growing economy, we experienced the effects of a robust industry environment and capitalized on our significant strengths. First and foremost, we maintain strong customer relationships throughout our markets. We continued to win and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end-market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying fiber-to-the-home and fiber-to-the-node technologies to enable video offerings and one gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber-to-the-node architectures have definitively transitioned to fiber-to-the-home deployments, while others are beginning to provision video over their fiber-to-the-node architectures and selectively deploy fiber-to-the-home.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall, cable-capital expenditures, new-build opportunities and capacity expansion are increasing. Dramatically increased speeds to consumers are being provisioned.

Projects resulting from the Connect America Fund Phase II are in planning, engineering, and construction and activity was firmly underway during the quarter. These projects are deploying fiber deeper into rural networks and more are expected as new multi-year opportunities emerge. Additionally, for one recipient we are executing meaningful assignments to perform fixed wireless deployments.

Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance business. Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and are committed to multi-year capital spending initiatives. These initiatives are meaningfully accelerating and expanding in scope across a number of customers. Recent developments may indicate a broadly improved regulatory environment supporting these initiatives. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization. Now John will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Matt Duncan, Stephens.

Matt Duncan - Stephens Inc. - Analyst

Good morning, guys.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Hey, Matt.

Matt Duncan - Stephens Inc. - Analyst

So Steve, I want to start here. So there’s obviously been a lot of concern in the market about what happens, in general, to demand for your services with Google taking a step back from Google fiber in cities where they were not already under construction. Just curious if you believe that, that really is going to change demand from any of your other customers?

It seems like the way that they’ve been talking there’s been no change at all in what AT&T and Comcast and some others are planning to do? But just would love for you to add some perspective there. That would be great.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think that’s all true. I think in fact there’s actually been some comments where, from the incumbent providers, that they are playing offense and that they may accelerate.

We also had comments from another cable operator on their earnings call that talked about deployments of multi-gigabit networks looking out over the next five years or so. So I think the balance of the discussion from our customers on their earnings and investor presentations has all been positive over the last month.

Matt Duncan - Stephens Inc. - Analyst

So as a follow up there, then you take a $413 million project out of backlog, do feel like there is enough demand from other customers, outside of the one where you took that project out, that you can fill that void in your backlog with projects elsewhere for your -- for that -- for those people and equipment that you would’ve been using there?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Absolutely.

Matt Duncan - Stephens Inc. - Analyst

Okay. And then last thing for me and I’ll hop back in queue, just curious what’s going on with Goodman. When you guys bought that it was $150 million plus in revenue, then last quarter was $100 million. Now it seems like it’s more like $40 million.

Is this simply timing of spend in the geographies that you guys have the contracts in with Goodman or is there something else going on there? And do you still feel like that can be a much bigger revenue stream at some point in the future? Just curious with happening here.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

So as we said, Matt, in our comments, we continue to receive and execute work in all of the geographic territories that we acquired with Goodman. Clearly over the -- and in fact in the first quarter, we actually slightly exceeded what we expected to do for revenue in that footprint. But as we look out over the next several quarters, business is going to be a little bit slower, order flow hasn’t been what we expected.

But we still feel that we have a good relationship with the customer. We are earning their confidence in these new geographic territories every day as we execute the work that we have. And given by other comments about the long-term convergence, which I think is becoming more evident every day of wireless and wireline networks, we’re going to look back on having more capabilities in the wireless business and a broader footprint as a good thing. Been a little challenged as we’ve gotten started but in the long run we think we’re going to be a better Company with that increased exposure.

Matt Duncan - Stephens Inc. - Analyst

Appreciate the perspective. Thank you.

Operator

Tahira Afzal, KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Steve, just wanted to ask you about revenue [growth]. Obviously, you have these couple of things that are slowing up, things into the third quarter in terms of your revenue guidance, but as you look out into the fourth-quarter and beyond, do you see us inflecting up from that mid to high single-digit growth rate?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Tahira, obviously we don’t provide guidance beyond that first couple of quarter period. But to go back to my earlier comments, there are lots of opportunities in the business. We continue to have customers announcing new multi-year programs. We’ve got to earn the confidence of the customers every day but we are delivering good service.

And so we continue to see good growth opportunities. Obviously, we’ve had a great run of growth and so as we comp that, right, the numbers are bigger than they were year ago. But I would tell you the opportunity set is bigger than it was a year ago in what we can see in the near and intermediate term in the business.

So it’s there but we’ve got to get it. We’ve got to execute on it well to create value.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it, Steve. And the second question is really in regards to wireless technology, Steve, and you seem to be pretty right that we’re seeing more and more of that going forward. Do you need to make some more acquisitions as you look three years plus out to really complement what you’re doing organically and through Goodman to really respond to the demand levels?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We have the skill sets and the technical skills inside the Company to address all of the opportunities that are currently in the industry and those that we see emerging. I think what I would tell you is that in the next, let’s call it three to five years, I think everybody is going to learn that wireless technologies really require lots of wireline investment.

And as the networks converge, that we’re going to see an additional catalyst for growth around fiber for these wireless deployments. And in fact in the business today, we are doing projects for customers around these converged wireless-wireline strategies that we weren’t doing as recently as four months ago. And they appear to be developing into sizable opportunities.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Thank you, Steve.

Operator

Adam Thalhimer, Thompson Davis.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

Good morning, guys.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Good morning, Adam.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

Steve, I wanted to ask you about the Q3 revenue guidance of mid to high single-digits. When you look at the 12 month backlog over the last year, the average growth is 36%. And you also -- I think Drew said that some of the customers accelerated spending late in Q1. So I’m just curious if is a little bit of conservatism in there.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Adam, we are going into a new calendar year. We’re having discussions around customer calendar-year budgets. We don’t want to get ahead of the story. Right? This is a five-year growth story where we’ve grown. I think revenue is something like 22% compounded over an extended period of time.

We just don’t want to get too aggressive, particularly as the front half of the third quarter does include some opportunities for winter weather which, as we talked about last year, we had a much greater exposure to the upper Midwest than we ever have in the Company’s history. So we are trying to make sure that we don’t oversell the near-term so that nobody appreciates the magnitude of the intermediate term.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

Got it. And then you mentioned one customer who said on their call -- they talked about multi-gigabit opportunities over the next five years. And if I’m thinking about the same customer, the revenue from that customer declined in Q1. I’m just curious about -- what’s your ability to participate in those plans?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

The opportunity is strong Adam. That customer is going through the integration after a very large merger and has talked about CapEx being down in the second half of calendar 2016 and up in 2017. And in fact made comments that if they saw opportunities they would accelerate spending.

And we are well positioned there. So we are -- got to earn it again. We are not entitled to any customer’s business but if we can provide good service we think we’ve got good opportunities.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

Okay. Thanks again.

Operator

Alex Rygiel, FBR.

Alex Rygiel - FBR & Co. - Analyst

Thanks. Nice quarter, Steve.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Alex.

Alex Rygiel - FBR & Co. - Analyst

Is there any chance you could quantify CAF in either your backlog or revenue?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We won’t disaggregate the backlog unless it’s of significance like we’ve done with this announcement. I would say that it picked up in the October quarter. It will drop a little bit in the second quarter just because it’s very heavily emphasized in the northern half of the country at the moment. It will move around in later years of the program.

But we’re both happy with that program and then happy really with the approach that a number of the CAF recipients have taken overall to network deployment opportunities even outside of rural America where we’re seeing them becoming more aggressive. And that’s good for the business.

Alex Rygiel - FBR & Co. - Analyst

Could you comment a little bit on your expectations for Goodman’s margins over the next few quarters, given the weaker revenue outlook?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Because it’s integrated in our business, Alex, we feel comfortable that it will perform just like the rest of our legacy wireless business. So we don’t see any issues at this point.

Alex Rygiel - FBR & Co. - Analyst

Lastly, at the very end of your prepared remarks you mentioned broadly improved regulatory environment, can you expand upon that?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

If you remember, it was two years ago where we spent a lot of time on the call talking about Title II and its impact on the business. And the business is probably up close to 50% over that two year period. And clearly I think it, with the incoming administration, at least indicating as I’ve understood that they have a much more free market approach to regulation, I think the change in the composition of the FCC should be supportive of capital expenditure.

Some of the tax policies that are being kicked around and the ability to expense capital expenditures immediately, I think that’s going to be a good thing for business. And so I think just generally, we feel hopeful that a different regulatory approach will be much more supportive of what our customers would like to do around their network spending

Alex Rygiel - FBR & Co. - Analyst

Very helpful. Thank you.

Operator

Bill Newby, D.A. Davidson.

Bill Newby - D.A. Davidson & Co. - Analyst

I’m sorry, guys, I was trying to remove my question. I got nothing for you.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

All right, Bill. Operator, John, we will take the next question.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi, guys. Good morning.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Good morning, Noelle.

Noelle Dilts - Stifel Nicolaus - Analyst

So going back to third-quarter guidance, just the idea it might be a bit conservative. I’m curious, just given some of this consolidation that you’re seeing in your customer base with AT&T-Time Warner, CenturyLink-Level 3, if you’re at all concerned or building in any caution around some near-term moderations in the plans around those customers? And then second, can you comment on how you’re thinking, and you touched on this, but to some extent around the long-term opportunity there?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Noelle, I think to begin with, remember that we had no business with Time Warner. It’s a media company, right? So that’s a vertical merger. And AT&T in rolling out that merger, said it was to speed their deployment of 5G which is heavily reliant on wireline infrastructure so we think that’s helpful.

We do a little bit of work for Level 3, primarily with CenturyLink. Once again they reiterated their plans. And I think broadly, if you think back over the last 20 years that as our customers have gotten larger, their capital spending programs have become more ambitious and more sustained.

And so we’re not concerned at all about the mergers. As always, we earn our customers’ business every day and that’s true after the merger just like it was before.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then shifting over - kind of moving back to Goodman quickly. I just want to better understand, in terms of the work, I’m assuming that most of this was done under MSA contracts. So are you just not seeing the order flow you were expecting under those MSA contracts or was there an actual loss or non-renewal of an MSA?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

The contracts are secured for a multi-year period, which we disclosed last quarter. So that’s not the issue. It’s the order flow and as we said, in the October quarter we actually slightly exceeded the revenue that we expected but as we got deeper into the quarter it became evident that over the next several quarters that, that order flow would be less than we expected.

We are coming to work every day to earn the customers’ confidence so that we can increase share. And we expect that we will be able to do that as long as we provide good service.

So it’s really that simple. There’s no change in any of the contract relationships or for the contracts with the customer.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then my last question is, you’ve commented a lot on this idea of convergence between wireless and wireline networks. I think, in speaking with investors, sometimes folks see wireless as more of a threat to the wireline spend. Could you just comment on to what extent you see wireless as potentially competition or would hinder wireline investment through the neighborhood or to what extent it’s essentially incremental? Just how your thinking about that opportunity over time?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

So I think if we take a broad kind of 15 year or 20 year view, the investor dynamic where they think a new wireless -- a new generation of wireless technology will actually threaten wireline spend never plays out that way. And if you look at the most recent comments by our customers, they heavily emphasize that the rollout of 5G will require extensive investments in wireline infrastructure for back haul.

I think to the extent that there are technologies which our customers have talked about, that they’re hopeful will work, that will reduce the amount of work content that has to be done inside a home or an apartment complex or condominium that, that is only supportive of the business. That’s work that we typically don’t do. And to the extent that, that creates higher economic returns for the network deployment that we do, do, that’s a good thing for business.

If we go back to the rollout of LTE six, seven years ago, it did not result in any cannibalization of any meaningful extent of wireline investment and we had to take fiber to tens of thousands of towers. And 5G will be much more reliant on a dense fiber network than LTE ever thought of being.

Noelle Dilts - Stifel Nicolaus - Analyst

Perfect. Thanks.

Operator

Tom Bishop, BI Research.

Tom Bishop - BI Research - Analyst

Good morning, Steve.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Hey, Tom.

Tom Bishop - BI Research - Analyst

I’m still worried about this Goodman thing. I’m a little surprised. What was the 12 month revenue looking backwards? Were you initially expecting growth over that whatever the trailing 12-month figure was?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Tom, let’s focus on this. We’ve given you a revenue expectation forward that depending on where your guidance is, is in the low single-digits. Right?

Tom Bishop - BI Research - Analyst

I’m sorry, the growth?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Barely a single digit. So going forward you’ve got to think about the business within that context. We hope to make it bigger. We think we can make it bigger with time.

But we acquired the asset. The asset was getting smaller. As we talked about it in August, it was a distressed asset that had a broad footprint with a customer that we thought was attractive. We still think is attractive strategically. But in the short term, right, we see some challenges in the next several quarters so we reflected that in backlog. And that’s the way our calculations are done.

Tom Bishop - BI Research - Analyst

Well, given that your backlog with the mystery customer went down a lot, is that also the reason why the backlog for Goodman went down? The same customer?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

There’s no relationship at all.

Tom Bishop - BI Research - Analyst

There’s no connection there. And was there nothing in the contract to provide a bigger reduction in the acquisition price?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

There was no earn-out provision associated with the deal, Tom. That’s typically the way we do deals, particularly between large entities. And so, yes, we were -- we are somewhat disappointed about where it has been even though it exceeded what we expected for the October quarter. But in the long run we didn’t spend an inordinate amount of capital on the business and we’re focused going forward, not what happened in the past.

Tom Bishop - BI Research - Analyst

Okay. Thank you.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hi, thanks. Can you talk about capital spending? What’s your forecast for the year and are you going to have down CapEx year-over-year?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Alan, it’s Drew. As we talked about on the last call we think it will be in the $175 million to $185 million for the year on a net basis

Alan Mitrani - Sylvan Lake Asset Management - Analyst

On a net basis still?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Yes, absolutely. Net of disposals.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And also can you discuss your use of working capital? Obviously your revenues picked up, you’ve had a good quarter from a revenue perspective. I thought as being part of the factoring program now with AT&T or whatever, with one of your customers that, that should help your working capital. Can you talk a bit about what you expect through the year as it relates to working capital?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Obviously, as I’ve mentioned on the calls, Alan, we did have some notable increases in the later part of the quarter. You can see that the DSOs on the AR actually came down some, so we think this is when you’ve got growth and sequential growth you’re going to see some working capital uses. Also as I had highlighted, in the first quarter is when we’ve got some fiscal costs that are paid at the beginning of the year, annual performance compensation-related to 2016, there was an income tax payment in there and then also things like prepaid insurance that is typically made at the beginning of the fiscal year. So not unusual in the first quarter to have some uses and we continue to participate in the vendor-sponsored payment program, in terms of converting the receivables into cash for that customer.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. And then can talk about -- everyone seems to be talking about it and you’ve even seemed to be seeing little more about the potential for MSOs to really come back strongly after the telcos and others have taken share the net last number of years. Can you talk about your visibility as it relates to a multi-year spend from MSOs?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Alan, clearly if you look at the organic growth with Comcast on a customer that size to be up over 50%, that’s a real number. And I think that, particularly recent comments from another MSO other than Comcast, talked about building out multi-gigabit speeds to the entirety of their service footprint, which they said was about 50 million homes passed. A nice opportunity going forward.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay. Drew, do you mind filling in the other five top customers?

Drew DeFerrari - Dycom Industries, Inc. - CFO

Yes, sure. Charter was number six at 4.3% of revenue. Customer number seven was 4.2% of revenue, and this was for a customer that has requested that we not disclose their identity. Frontier Communications was number eight at 1.7% of revenue. Crown Castle was number nine at 1.2% of revenue. And a municipal fiber customer was number 10 at 0.6% of revenue.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Thanks and what -- I’m sorry. Finish the Answer.

Drew DeFerrari - Dycom Industries, Inc. - CFO

The split as well, Alan. So telco was at 68.8%, cable was 23%, facility locating was 5.5% and then the electrical and other was 2.7%.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. And then one last question. As it relates to taxes and the potential for Trump administration to get some tax reform through, it seems as if you’ve always been mostly North American focused and pretty much a full taxpayer. If he knocks it down to 25% on a compromise deal, it’s about $1 a share that’ll your bottom line, what would you do with an extra $1 a share?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Well, Alan, if you think about it, you’re talking about cash flow of $30 million or $40 million. We were hoping it might be 15%, but it’s being even more. And I just think if you look at the same capital allocation priorities we’ve always had right between supporting the growth, doing a great job for the customers and then looking at M&A and share repurchase.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great. Thanks.

Operator

Jennifer Fritzsche, Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Thank you. A few, if I may. Not to beat a dead horse but on Goodman maybe putting a glass half-full spin on this.

If it’s my understanding that it’s more of a wireless-centric asset and I know you’re not saying who the largest customer is, but it’s my feeling that customer might not know all the spectrum they might have next year. Could some of this be maybe pause, waiting to see what those assets come before they make deployment decisions in wireless? And then secondly --

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I will just go ahead and answer that, Jennifer, and then we’ll do a follow-up. This is because the order flow hasn’t been what we expected.

The catalyst for wireless opportunities with all customers around FirstNet, around 5G, around small cell, around additional carrier adds as they rollout new spectrum, around opportunities, around the CAF-II, we feel good about, as we’ve said on the call or earlier on the call, we grew our wireless services at over 35% organically year-over-year. So clearly there are some good things happening there.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Great. And then on CenturyLink, I know it came up before with Level 3, we follow CenturyLink. It’s my understanding there’s no change in the top 25 markets.

I think you said their network plan has not changed. Is it also the same with their top 25 market broadband push? And then more of the engineering decisions post-deal, I think are going to be made out of CenturyLink’s headquarters where Dycom’s relationships are. Is that correct?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I won’t go into where the relationships are other than say we haven’t seen anything in CenturyLink and we actually grew this quarter. We haven’t seen anything that would diminish our enthusiasm for the three-year plan that they talked about in August. And we look forward to a number of opportunities that arise out of that plan, both for fiber and for copper.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Great. And then my last question is centered around Verizon. Verizon just got FCC clearance for XO Communications that should close shortly and that is going to bring in a lot of fiber rings to them.

Is there an opportunity there for Dycom? We just had John Stratton last week at our conference talking about the need for more fiber push as we get those rings in markets outside their own ILEC footprint? Could that be another opportunity to pull lateral?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We followed Mr. Stratton’s comments carefully at your conference and clearly we feel very good about our alignment with what Verizon would like to do, both in footprint and out of footprint, in deploying additional fiber, both across the XO network plus the networks that they already own as a result of other acquisitions they’ve done over the years. So strong opportunity there.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Great. Thank you.

Operator

Fran Okoniewski, Freiss Associates.

Fran Okoniewski - Friess Associates - Analyst

Hey, Steve. Just a simple question, your headcount growth quarter-over-quarter, year-over-year, is that a result of just maybe some acquisition headcount or is that new headcount? And if so, with the growth and as we’re seeing the third-quarter revenue guidance and maybe some conservativism out there, why would we be seeing the growth in headcount like that?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Well, Fran, we did not close any acquisitions in the first -- in the October quarter and the headcount went up just short of, call it 400 and some million - 400 and some employees, right. We’re busy, the business continues to grow, we have lots of openings out there as we grow that business. And so we -- the headcount growth is consistent with our outlook for the business.

Fran Okoniewski - Friess Associates - Analyst

Okay.

Operator

We have a follow-up from Alex Rygiel.

Alex Rygiel - FBR & Co. - Analyst

Two quick questions. Steve, could you quantify revenue from wireless business in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes, we can, Alex. It was -- Or, Drew, go ahead.

Drew DeFerrari - Dycom Industries, Inc. - CFO

It was $63.4 million.

Alex Rygiel - FBR & Co. - Analyst

And, Steve, your stock’s trading at an interesting level here of $71. Can you refresh our memory on your willingness to repurchase shares at this level, going back over time, your willingness to expand your buyback and at the timing at which you’d come into the market and buy back shares?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We have a standard policy on the buyback, the window opens two days after earnings are released and closes with two weeks left in the quarter. We bought back 40% of the equity over 11 years, and so obviously at the right price and when it makes sense versus other uses of capital, we’re happy to do it.

Alex Rygiel - FBR & Co. - Analyst

Thank you.

Operator

We have a follow up from Adam Thalhimer.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

I wanted to ask about, Steve, the Verizon One Fiber. Are you seeing anything in Boston from that yet?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Adam, as we talked about probably almost 2 years ago, we entered into a large agreement with Verizon to cover a good portion of their wireline services on the East Coast. We started in the Boston area as the last leg of that contract initiate in May and I think beyond that I don’t think we should add anymore other than it’s a nice opportunity.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

Okay. And the unnamed customer that you took backlog out for in the quarter, is the story closed on that or is there still a chance that business could be executed at some point?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Adam, the contract is in place. We’ve been working there at a reduced level since the spring. We do still have some work ongoing, but the forward trajectory of the business, we didn’t have enough confidence to continue to include it in backlog.

Were we to gain that confidence, then we would reassess what the right number was to record for backlog. But not until we have that confidence.

Adam Thalhimer - Thompson Davis & Co., Inc - Analyst

Okay. Thanks for that.

Operator

Follow-up from Bill Newby.

Bill Newby - D.A. Davidson & Co. - Analyst

Just one more follow-up on the Trump administration coming in. I guess most of the optimism has been surrounding the regulatory environment that’s gonna -- might see some changes. Is there anything that you guys have seen with his policies that could suggest ongoing spending related like the CAF-II program or anything further from that?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

I have not seen anything, Bill. It seems a little bit early to get that kind of granular detail. I do think generally that a change in the chairmanship of the FCC would be supportive of more CapEx.

Bill Newby - D.A. Davidson & Co. - Analyst

That’s all I’ve got. Thanks.

Operator

We have a follow-up from Tom Bishop.

Tom Bishop - BI Research - Analyst

Hey, Steve. With the stock off as much as it is this morning, I just wanted to give you the opportunity to tell investors what they might be missing here. They’re obviously seeing some sort of a waterfall event here with this quarterly report and I’m sure that they would appreciate some shoring up.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Tom, we’ve had lots of growth opportunities in the business. Customers are optimistic about what they would like to get done in 2017. We will continue to put the numbers up and the market will continue to assess the value of those numbers, but we’re going to work hard every day to build a better business. I don’t know that we have anything to add beyond that.

Tom Bishop - BI Research - Analyst

Okay. Thank you.

Operator

We go to follow-up from Alan Mitrani.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Steve, it seems like some people out there believe that fiscal 2018 might be a down year versus fiscal 2017 and I think that’s what’s causing a lot of angst among some of your investors and people looking at the stock in general that right now we have six-month bridge to get you when maybe the MSOs are spending more and CAF-II rolls in and you cycle out some of the unnamed customer’s work.

But then come fiscal 2018, as AT&T is already built up towards their 13 million/14 million goal of hitting their subs or what they’re required to, the [Justice Department] that business could slow down meaningfully and there might be more competition. Could you speak to some of the factors outlying that and your visibility, as you said, multi-year? I’m not looking for guidance. I’m just looking for more -- the factors that you look at as you plan your business.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We have a customer in CenturyLink that just outlined a three-year plan that extends through 2019. We have the CEO of a cable customer who outlined a five-year plan that starts in 2017. We are just beginning -- We’re seeing great growth but the project growth around capacity is just beginning with another cable MSO.

We have this 5G opportunity and the associated wireline network that most likely customers will want to deploy in anticipation of the technology standards settling in 2020. And folks are worried about fiscal 2018. Is that your question?

Alan Mitrani - Sylvan Lake Asset Management - Analyst

That’s basically it. We’re always looking ahead. I appreciate that. Thank you.

Operator

Matt Berg, Black and White Capital.

Matt Berg - Black and White Capital - Analyst

Hey, Steve, just a follow up on that question. So how should we think about the trajectory of AT&T past the calendar 2017?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We are providing guidance for the second quarter and qualitative guidance for the third quarter. We have an overall view of the plan, we know that it runs to 2019.

We know there is about 3 million homes passed. We know that they have expanded the number of markets where they’re going to be active. And so beyond that I don’t think we have any comments that are more granular in that period of time.

Matt Berg - Black and White Capital - Analyst

So the requirement is they get to -- they pass 13.5 million homes? And any --

Steven Nielsen - Dycom Industries, Inc. - President and CEO

They talked about 12.5 million but they’ve also said in their most recent comments there are likely to do more.

Matt Berg - Black and White Capital - Analyst

Okay. And -- Thank you.

Operator

We have follow-up from Fran Okoniewski.

Fran Okoniewski - Friess Associates - Analyst

Thanks, Steve. Your book to bill was a little bit light this quarter. Was that primarily a function of Goodman or were there some other driving factors?

And I would also like to follow up to a previous question of -- the stock’s under a lot of pressure right now and previous quarters you talked about those being in early stages of a massive investment cycle. Do you still feel as excited as you were a quarter or two ago, just given some of the merger activity and some of the Google announcements?

Steven Nielsen - Dycom Industries, Inc. - President and CEO

We will take this second question first, Fran. We talked earlier about the mix of information that customers disclosed as they talked about their September quarters, the trajectory of those plans going into 2017, the fact that we had new multi-year plans that are being initiated. And so I think it would be rational to feel at least as good if not better about the business as a result of all of that incremental information than we did three months ago.

And then with respect to the book to the bill, if you pull out the developments that we talked about, there was a slight seasonal downturn in bookings. Remember there is a number of parts of our business, particularly in MSO business, where we work on evergreen contracts that renew annually at the first of the year. And so in this particular quarter there’s only a couple months of activity in the backlog. When we report the next quarter there will be uplift as those are rolled over.

Fran Okoniewski - Friess Associates - Analyst

Okay. Thanks.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Okay, John, we will take one more question.

Operator

Actually, Mr. Nielsen, there are no more further questions in queue.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Okay. We thank everybody for your time and attention and we will be talking to you the last week of February when we report the second-quarter results. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.